O’Neill Law Group PLLC	435 Martin Street, Suite 1010
Blaine, WA 98230

Stephen F.X. O’Neill* Christian I. Cu**	Telephone:	360-332-3300
	Facsimile:	360-332-2291
	E-mail:	son@stockslaw.com

April 11, 2005	File #4387

MED-TECH SOLUTIONS, INC.
#2200 - 1177 West Hastings Street
Vancouver, BC V6E 2K3

Attention: Mr. Mark McLeary

Dear Sirs:

RE:	MED-TECH SOLUTIONS, INC.
	-	Registration Statement on Form SB-2

We have acted as counsel for Med-Tech Solutions, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 5,100,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein. We have also relied, without investigation, upon Officers' Certificates executed by Mark A. McLeary, the Company’s President, Secretary and Treasurer.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

     (i) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

     (ii) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

     (iii) We have assumed that each of the statements made and certified in the Officer's Certificate provided by the Company’s President, Secretary and Treasurer was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion opines upon Nevada law, including the statutory provisions of the State of Nevada, all applicable provisions of the Nevada constitution and all reported decisions interpreting those laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Group PLLC
________________________
O’NEILL LAW GROUP PLLC

VANCOUVER OFFICE:	O’Neill Law Corporation
Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3
Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars